Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Second Quarter 2024 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. ET

ENGLEWOOD, Colo. – August 8, 2024 - Gevo, Inc. (NASDAQ: GEVO) (“Gevo”, the “Company”, “we”, “us” or “our”) today announced financial results for the second quarter 2024 and recent corporate highlights.

Recent Corporate Highlights

•

Net-Zero 1 (“NZ1”): The U.S. Department of Energy (“DOE”) loan guarantee process is progressing as expected, targeting a financial close by the end of 2024. The Company spent $22.8 million on development expense in the first half of 2024, and now estimates that the remaining development spend needed to achieve financial close will be less than the previous projected range of $90.0 – $125.0 million to be spent on NZ1 between January 2024 and the financial close of NZ1. At financial close, all or a portion of Gevo’s cumulative development spend will be contributed as equity-in-kind alongside all third-party debt and equity funding commitments necessary to construct and commission the project. After financial close Gevo does not expect to incur additional cash spend for project construction.

•

Renewable Natural Gas (“RNG”): In the second quarter of 2024, the RNG project achieved record production volumes, with annualized production of approximately 400,000 million British thermal units (“MMBtu”) per year of RNG, or an increase of 22% compared to the second quarter of 2023.

●	Stand-alone GAAP loss from operations was $1.3 million for the RNG project, of which $0.9 million was comprised of intercompany corporate overhead allocation. However, the project generated stand-alone non-GAAP adjusted EBITDA[1] of $0.9 million for the quarter. Because of the delay in the approval of our permanent carbon intensity score from the California Air Resources Boards (“CARB”), and the decline of carbon credit prices in the California Low Carbon Fuel Standard (“LCFS”) program, the Company expects the non-GAAP adjusted EBITDA in 2024 to incrementally fall below the previously expected range of $7.0 - $16.0 million. The increase in production volume helps to offset the decline in carbon credit prices.
●	We expect significant future growth to the income and non-GAAP adjusted EBITDA for the project as we progress on our expansion of processing capacity and we receive approval under the LCFS program of the final pathway for our RNG project. The RNG expansion involves incremental debottlenecking, which would allow the project to increase annual RNG production capacity towards 500,000 MMBtu, with minimal additional capital expense.
●	We expect to receive the LCFS final pathway in the coming months, which would allow us to reduce our Carbon Intensity score for the project to an expected -350 gCO2e/MJ rather than the temporary score of -150 gCO2e/MJ under which we have been operating. Revenue from our RNG project would further increase if carbon prices in the LCFS market increase to historical levels.
•	Verity Holdings, LLC (“Verity”): Gevo’s wholly owned Verity subsidiary reported the following highlights:
●	Verity is working with Google to accelerate the integration of artificial intelligence (“AI”). Integration of AI is expected to provide improved customer experience and carbon intensity insights and optimization.
●	Verity and Landus Cooperative (“Landus”) executed a letter of intent to work together to provide a full end-to-end supply chain tracking solution to maximize the carbon value and drive profitability for renewable fuel producers from ethanol to bio/renewable diesel and sustainable aviation fuel (“SAF”), by leveraging Landus’ deep grower network. Landus is a farmer-owned cooperative touching 34 states and 16 countries, serving over 5,500 farmers and their families and is headquartered in Des Moines, Iowa.
●	Verity and ClearFlame Engine Technologies, Inc., (“ClearFlame”) announced a collaboration to drive decarbonization traceability from field-to-fleet for the road freight transportation market in the United States, which consumes an estimated 29 billion gallons of fuel every year.

●	As of the end of the second quarter, Verity had 100% farmer retention in the grower program comprising approximately 76,000 acres and growing, an increase of 17% from the previously disclosed acreage of 65,000 acres.
•

Share Repurchases: Gevo continued utilizing its previously announced stock repurchase program in the second quarter. During the second quarter of 2024, we repurchased approximately 4.0 million shares of our common stock for $2.7 million. Year to date through August 8, 2024, we repurchased approximately 7.2 million shares of our common stock for $4.7 million, with $20.3 million remaining available for repurchases under the stock repurchase program. Under the stock repurchase program, we may repurchase shares from time to time in the open market or through privately negotiated transactions. The timing, volume and nature of future stock repurchases, if any, will be in our sole discretion and will be dependent on market conditions, applicable securities laws, and other factors.

2024 Second Quarter Financial Highlights

•	Ended the second quarter with cash, cash equivalents and restricted cash of $315.3 million.
•

Combined revenue and interest and investment income increased to $9.4 million for the second quarter of 2024. For the six months ended June 30, 2024, combined revenue and interest and investment income was $18.0 million.

o	Revenue from our RNG business in the second quarter of 2024 was $4.3 million, consisting of RNG sales of 95,187 MMBtu for $0.1 million and $4.2 million of net proceeds from sales of environmental attributes.
o	In addition, we achieved another milestone in April 2024 under our joint development agreement with LG Chem to scale up ethanol-to-olefins technology (“ETO”), resulting in a milestone payment of $0.8 million.
•	Loss from operations of $24.0 million for the second quarter.
•	Non-GAAP adjusted EBITDA loss[1] of $15.3 million for the second quarter.
•	On a standalone basis, our RNG subsidiary generated standalone GAAP loss from operations of $1.3 million, and non-GAAP adjusted EBITDA[1] of $0.9 million for the second quarter.
•	Net loss per share of $0.09 for the second quarter.

1Adjusted EBITDA is a non-GAAP measure calculated by adding back depreciation and amortization, allocated intercompany expenses for shared service functions, and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of adjusted EBITDA to GAAP loss from operations is provided in the financial statement tables following this release. Adjusted EBITDA was referred to as “cash EBITDA” in previous periods.

Management Comment

Lynn Smull, Gevo’s Chief Financial Officer, said “The U.S. Department of Energy has been conducting a thorough diligence and term sheet negotiation process with us on a loan guarantee that we believe will be the cornerstone of kicking off construction of the Net-Zero 1 project, which is at a mature stage of development. Given what we have seen to date, we remain on track for an estimated end of 2024 financial close to fully fund Net-Zero 1.”

Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said, “The guidance provided for Section 40B in the Inflation Reduction Act (“IRA”) served to break the log jam in terms of moving forward with financing of Net-Zero 1 as a precedent for Section 45Z rules. The guidance included recognition of certain agricultural benefits, carbon capture and sequestration, as well as enshrining a reasonable version of the Argonne GREET model into the rule. While we recognize that improvements to the rules certainly can be made, we believe it was a good start.”

Dr. Gruber continued, “We recently had the well-respected economics consulting group Charles River Associates analyze the economic impact of our Net-Zero 1 project. The analysis shows that for every dollar received under the IRA bill for SAF, the national benefit is several times greater. That is a huge return on tax investment. The economic benefits include hundreds of permanent jobs that would be created, the expected increase in demand for local corn, reductions to pollution, improvements to agricultural land, increased renewable energy infrastructure, and other benefits for each SAF plant like Net-Zero 1. We believe the impact to rural economic development from deployment of SAF would be tremendous. We look forward to finalizing the DOE loan guarantee, getting the Net-Zero 1 project financing completed, and expanding our footprint to other Net-Zero sites. We want to see rural America participate in the new market of net-zero jet fuels.”

2024 Second Quarter Financial Results

Operating revenue. During the three months ended June 30, 2024, operating revenue increased $1.0 million compared to the three months ended June 30, 2023, primarily due to sales of RNG and environmental attributes from our RNG project. During the three months ended June 30, 2024, we sold 95,187 MMBtu of RNG from our RNG project, resulting in RNG sales of $0.1 million and environmental attribute sales of $4.2 million. Additionally, we recognized $0.8 million of licensing and development revenue from the agreement with LG Chem during the three months ended June 30, 2024, compared to $1.3 million during the three months ended June 30, 2023.

Cost of production. Cost of production increased $1.5 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023 primarily due to the production and sales from our RNG project, which significantly increased in 2023, after the ramp-up phase.

Depreciation and amortization. Depreciation and amortization decreased $0.5 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023, due to the timing of sales of environmental attribute inventory.

Research and development expense. Research and development expenses decreased $0.3 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023, primarily due to decreased consulting expenses and professional fees.

General and administrative expense. General and administrative expense increased $0.9 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023, primarily due to increases in personnel costs related to the hiring of highly qualified and skilled professionals, and professional consulting fees, and an increase in stock-based compensation. On an annual basis, we assess our corporate cost allocation estimates across all segments to reflect the use of centralized administrative functions as well as the allocation of personnel costs related to our project development efforts.

Project development costs. Project development costs are primarily related to our Net-Zero Projects and Verity, which consist primarily of employee expenses, preliminary engineering costs, and technical consulting costs. Project development costs increased $4.8 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023, primarily due to increases in personnel costs, consulting fees, and costs related to our USDA Grant, which have not yet been reimbursed.

Facility idling costs. Facility idling costs are related to the care and maintenance of our Luverne Facility. Facility idling costs decreased $0.3 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023.

Loss from operations. The Company’s loss from operations increased $5.1 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023, primarily due to the increase in costs for our Net-Zero and Verity projects.

Interest expense. Interest expense increased $0.6 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023, and was primarily comprised of interest on the RNG bonds that were remarketed in April 2024.

Interest and investment income. Interest and investment income decreased $0.9 million during the three months ended June 30, 2024, compared to the three months ended June 30, 2023, primarily due to the usage of cash for our capital projects and operating costs, resulting in a lower balance of cash equivalent investments during the three months ended June 30, 2024.

Other income (expense), net. Other income (expense), net remained flat for the three months ended June 30, 2024, compared to the three months ended June 30, 2023.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. ET will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, and Dr. Eric Frey, Vice President of Finance. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the live call, please register through the following event weblink : https://register.vevent.com/register/BI06cf47c7d0784a4ebd715904d1e3364f. After registering, participants will be provided with a dial-in number and pin.

To listen to the conference call (audio only), please register through the following event weblink : https://edge.media-server.com/mmc/p/hchu8jjg.

A webcast replay will be available two hours after the conference call ends on August 8, 2024. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that it possesses the technology and know-how to convert various carbohydrate feedstocks through a fermentation process into alcohols and then transform the alcohols into renewable fuels and materials, through a combination of its own technology, know-how, engineering, and licensing of technology and engineering from Axens North America, Inc., which yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, any future repurchases of our common stock under the stock repurchase program, the expected spending on and the timing of our NZ1 project, the agreement with LG Chem, the DOE loan guarantee process and timing, the success and revenue of Verity, the success of our ETO business, our financial condition, our results of operation and liquidity, our business plans, our business development activities, our Net-Zero Projects, financial projections related to our business, our RNG project, our fuel sales agreements, our plans to develop our business, our ability to successfully develop, construct and finance our operations and growth projects, our ability to achieve cash flow from our planned projects, the ability of our products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution, and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in our most recent Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with U.S. generally accepted accounting principles (“GAAP”), including non-GAAP adjusted EBITDA. Non-GAAP adjusted EBITDA excludes depreciation and amortization, allocated intercompany expenses for shared service functions, and non-cash stock-based compensation from GAAP loss from operations. Management believes this measure is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. This non-GAAP financial measure also facilitates management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes this non-GAAP financial measure is useful to investors because it allows for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Gevo, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$245,676	$298,349
Restricted cash	1,489	77,248
Trade accounts receivable, net	2,282	2,623
Inventories	3,445	3,809
Prepaid expenses and other current assets	5,215	4,353
Total current assets	258,107	386,382
Property, plant and equipment, net	233,325	211,563
Restricted cash	68,155	—
Operating right-of-use assets	1,222	1,324
Finance right-of-use assets	2,306	210
Intangible assets, net	5,940	6,524
Deposits and other assets	48,859	44,319
Total assets	$617,914	$650,322
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$23,301	$22,752
Operating lease liabilities	344	532
Finance lease liabilities	1,520	45
Loans payable	86	130
2021 Bonds payable, net	—	67,967
Total current liabilities	25,251	91,426
Remarketed Bonds payable, net	66,696	—
Loans payable	—	21
Operating lease liabilities	1,135	1,299
Finance lease liabilities	990	187
Other long-term liabilities	1,100	—
Total liabilities	95,172	92,933
Stockholders' Equity
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 240,565,240 and 240,499,833 shares issued and outstanding at June 30, 2024, and December 31, 2023, respectively.	2,406	2,405
Additional paid-in capital	1,281,810	1,276,581
Accumulated deficit	(761,474)	(721,597)
Total stockholders' equity	522,742	557,389
Total liabilities and stockholders' equity	$617,914	$650,322

Gevo, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Total operating revenues	$5,260	$4,238	$9,250	$8,298
Operating expenses:
Cost of production	3,423	1,931	6,010	6,356
Depreciation and amortization	4,277	4,754	8,728	9,329
Research and development expense	1,641	1,960	3,189	3,158
General and administrative expense	11,513	10,608	23,663	21,369
Project development costs	7,736	2,887	13,055	5,846
Facility idling costs	699	1,013	1,775	2,012
Total operating expenses	29,289	23,153	56,420	48,070
Loss from operations	(24,029)	(18,915)	(47,170)	(39,772)
Other income (expense)
Interest expense	(1,113)	(536)	(1,655)	(1,075)
Interest and investment income	4,143	5,038	8,736	8,822
Other income (expense), net	(3)	(7)	212	(13)
Total other income, net	3,027	4,495	7,293	7,734
Net loss	$(21,002)	$(14,420)	$(39,877)	$(32,038)
Net loss per share - basic and diluted	$(0.09)	$(0.06)	$(0.17)	$(0.13)
Weighted-average number of common shares outstanding - basic and diluted	239,014,435	237,417,618	239,929,385	237,339,583

Gevo, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(21,002)	$(14,420)	$(39,877)	$(32,038)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities	—	115	—	1,040
Comprehensive loss	$(21,002)	$(14,305)	$(39,877)	$(30,998)

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited, in thousands, except share amounts)

	For the Six Months Ended June 30, 2024 and 2023
	Common Stock			Accumulated Other	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Comprehensive Loss	Deficit	Equity
Balance, December 31, 2023	240,499,833	$2,405	$1,276,581	$—	$(721,597)	$557,389
Non-cash stock-based compensation	—	—	8,699	—	—	8,699
Stock-based awards and related share issuances, net	6,160,920	62	533	—	—	595
Repurchase of common stock	(6,095,513)	(61)	(4,003)	—	—	(4,064)
Net loss	—	—	—	—	(39,877)	(39,877)
Balance, June 30, 2024	240,565,240	$2,406	$1,281,810	$—	$(761,474)	$522,742

Balance, December 31, 2022	237,166,625	$2,372	$1,259,527	$(1,040)	$(655,382)	$605,477
Non-cash stock-based compensation	—	—	8,620	—	—	8,620
Stock-based awards and related share issuances, net	480,806	5	(5)	—	—	—
Other comprehensive income	—	—	—	1,040	—	1,040
Net loss	—	—	—	—	(32,038)	(32,038)
Balance, June 30, 2023	237,647,431	$2,377	$1,268,142	$—	$(687,420)	$583,099

Gevo, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net loss	$(39,877)	$(32,038)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	8,699	8,620
Depreciation and amortization	8,728	9,329
Amortization of marketable securities discount	—	(102)
Other noncash expense	1,276	351
Changes in operating assets and liabilities:
Accounts receivable	341	(535)
Inventories	243	1,136
Prepaid expenses and other current assets, deposits and other assets	(5,941)	(1,342)
Accounts payable, accrued expenses and non-current liabilities	(989)	(3,392)
Net cash used in operating activities	(27,520)	(17,973)
Investing Activities
Acquisitions of property, plant and equipment	(26,708)	(40,529)
Proceeds from maturity of marketable securities	—	168,550
Proceeds from sale of property, plant and equipment	—	112
Net cash (used in) provided by investing activities	(26,708)	128,133
Financing Activities
Proceeds from issuance of Remarketed Bonds, net	68,155	—
Extinguishment of 2021 Bonds, net	(68,155)	—
Payment of debt offering costs	(1,665)	—
Payment of loans payable	(65)	(80)
Payment of finance lease liabilities	(255)	(22)
Repurchases of common stock	(4,064)	—
Net cash used in financing activities	(6,049)	(102)
Net (decrease) increase in cash and cash equivalents	(60,277)	110,058
Cash, cash equivalents and restricted cash at beginning of period	375,597	315,376
Cash, cash equivalents and restricted cash at end of period	$315,320	$425,434

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Non-GAAP Adjusted EBITDA (Consolidated):
Loss from operations	$(24,029)	$(18,915)	$(47,170)	$(39,772)
Depreciation and amortization	4,277	4,754	8,728	9,329
Stock-based compensation	4,466	3,943	8,699	8,620
Non-GAAP adjusted EBITDA (loss) (Consolidated)	$(15,286)	$(10,218)	$(29,743)	$(21,823)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Non-GAAP Adjusted EBITDA (Gevo NW Iowa RNG):
Loss from operations	$(1,317)	$(2,160)	$(2,431)	$(5,262)
Depreciation and amortization	1,300	1,676	2,675	3,185
Allocated intercompany expenses for shared service functions	890	890	1,781	1,781
Stock-based compensation	43	13	77	42
Non-GAAP adjusted EBITDA (loss) (Gevo NW Iowa RNG)	$916	$419	$2,102	$(254)

Investor Relations Contact

+1 303-883-1114

IR@gevo.com